EXHIBIT 99.1

Duluth Holdings Provides Update Related to COVID-19

Temporarily closing all stores nationwide

Mount Horeb, WI – March 20, 2020 – Duluth Holdings Inc. (dba, Duluth Trading Company) (“Duluth Trading”) (NASDAQ: DLTH), a lifestyle brand of men’s and women’s casual wear, workwear and accessories, today announced a business update related to COVID-19.

Steve Schlecht, Executive Chairman and Chief Executive Officer of Duluth Trading said, “The health and safety of our employees and customers is of utmost importance. What’s clear to me is that we are just at the threshold of the COVID-19 virus working its way through our society and economy. Under the guidance of local governments, we recently closed eight stores. Today we made the decision to temporarily close our remaining stores beginning tonight at 6:00 p.m. local time.  Under the circumstances, there is no timeline for reopening our Duluth Trading stores, but we will do so as soon as conditions allow. Until then, please exercise every precaution for the well-being of your family, friends and neighbors.”

The Company is taking the following actions to manage through this challenging situation. Effective March 20, 2020 at 6:00 p.m. local time, the Company will close its stores nationwide and will reopen as soon as conditions allow. The Company will support sales associates with two calendar weeks of pay.

Approximately fifty percent of Duluth Trading’s sales are generated through its website and shipped directly to customers from its distribution centers. The Company plans to keep these mission-critical facilities open with heightened concern for employee health and safety. Duluth Trading remains fully committed to serving its customers 24/7 at www.duluthtrading.com.

About Duluth Trading

Duluth Trading is a rapidly growing lifestyle brand for the Modern, Self-Reliant American.  Based in Mount Horeb, Wisconsin, we offer high quality, solution-based casual wear, workwear and accessories for men and women who lead a hands-on lifestyle and who value a job well-done. We provide our customers an engaging and entertaining experience.  Our marketing incorporates humor and storytelling that conveys the uniqueness of our products in a distinctive, fun way, and our products are sold exclusively through our content-rich website, catalogs, and “store like no other” retail locations. We are committed to outstanding customer service backed by our “No Bull Guarantee” - if it’s not right, we’ll fix it. Visit our website at www.duluthtrading.com.

Investor and Media Contact:

Donni Case (310) 622-8224

Margaret Boyce (310) 622-8247

Duluth@finprofiles.com